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                        INVESTMENT SUB-ADVISORY AGREEMENT

                      AEGON USA INVESTMENT MANAGEMENT, LLC

     This Agreement, entered into as of March 22, 2011 by and between Transamerica Asset Management, Inc., a Florida corporation (referred to herein as "TAM") and AEGON USA Investment Management, LLC, an Iowa limited liability company (referred to herein as the "Sub-adviser").

     TAM is the investment adviser to Transamerica Income Shares, Inc. ("TIS"), a closed-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the "1940 Act"). TAM wishes to engage the Sub-adviser to provide certain investment advisory services to TIS. The Sub-adviser desires to furnish services for TIS and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

     1. APPOINTMENT. In accordance with the Assumption of Management and Investment Advisory Agreement between TIS and TAM (the "Advisory Agreement"), TAM hereby appoints the Sub-adviser to act as sub-adviser with respect to TIS for the period and on the terms set forth in this Agreement. The Sub-adviser accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

     2. SUB-ADVISORY SERVICES. In its capacity as sub-adviser to TIS, the Sub-adviser shall have the following responsibilities:

     (a) Subject to the supervision of the Board of Directors of TIS (the "Board") and TAM, the Sub-adviser shall regularly provide TIS with respect to such portion of TIS's assets as shall be allocated to the Sub-adviser by TAM from time to time (the "Allocated Assets") with investment research, advice, management and supervision and shall furnish a continuous investment program for the Allocated Assets consistent with TIS's investment objectives, policies and restrictions, as stated in TIS's registration statement as amended or supplemented from time to time, and subject to such other restrictions and limitations as directed by the officers of TAM or TIS by notice in writing to the Sub-adviser. The Sub-adviser shall, with respect to the Allocated Assets, determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by TIS and what portion of the Allocated Assets will be held in the various securities and other investments in which TIS invests, and shall implement those decisions (including the negotiation and execution of investment documentation and agreements, including, without limitation, swap, futures, options and other agreements with counterparties, on TIS's behalf as the Sub-adviser deems appropriate from time to time in order to carry out its responsibilities hereunder, provided the Sub-adviser provides TAM prompt notice of any new investment agreements and any material amendments to existing investment agreements and the opportunity for legal review), all subject to the provisions of TIS's Articles of Incorporation and By-Laws (collectively, the "Governing

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          Documents"), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC"), interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of TIS referred to above, any written instructions and directions of the Board or TAM provided to the Sub-adviser from time to time, and any other specific policies adopted by the Board and disclosed to the Sub-adviser. The Sub-adviser's responsibility for providing investment research, advice, management and supervision to TIS is limited to that discrete portion of TIS represented by the Allocated Assets and the Sub-adviser is prohibited from directly or indirectly consulting with any other Sub-adviser for a portion of TIS's assets concerning transactions for TIS in securities or other assets. The Sub-adviser is authorized as the agent of TIS to give instructions with respect to the Allocated Assets to the custodian of TIS as to deliveries of securities and other investments and payments of cash for the account of TIS. Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of TIS in one or more investment companies.

     (b) The Sub-adviser will place orders pursuant to its investment determinations for TIS either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to TIS and/or the other accounts over which the Sub-adviser or its affiliates exercise investment discretion. The Sub-adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for TIS which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Sub-adviser's authority regarding the execution of TIS's portfolio transactions provided herein.

     (c) TIS hereby authorizes any entity or person associated with the Sub-adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of TIS which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and TIS hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Sub-adviser agrees that it will not deal with itself, or with Directors of TIS, as principals or agents in making purchases or sales of securities or other property for the account of TIS, nor will it


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          purchase any securities from an underwriting or selling group in which the Sub-adviser or its affiliates is participating, or arrange for purchases and sales of securities between TIS and another account advised by the Sub-adviser or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by TIS from time to time, and will comply with all other provisions of the Governing Documents and TIS's registration statement as amended or supplemented from time to time relative to the Sub-adviser and its directors and officers.

     (d) Unless TAM advises the Sub-adviser in writing that the right to vote proxies has been expressly reserved to TAM or TIS or otherwise delegated to another party, the Sub-adviser shall exercise voting rights incident to any security purchased with, or comprising a portion of, the Allocated Assets, in accordance with the Sub-adviser's proxy voting policies and procedures without consultation with TAM or TIS. The Sub-adviser agrees to furnish a copy of its proxy voting policies and procedures, and any amendments thereto, to TAM.

     (e) The Sub-adviser will monitor the security valuations of the Allocated Assets. If the Sub-adviser believes that TIS's carrying value for a security does not fairly represent the price that could be obtained for the security in a current market transaction, the Sub-adviser will notify TAM promptly. In addition, the Sub-adviser will be available to consult with TAM in the event of a pricing problem and to participate in TIS's Valuation Committee meetings.

     3. ACTIVITIES OF THE SUB-ADVISER. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Sub-adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Sub-adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities for TIS and one or more other accounts of the Sub-adviser is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Sub-adviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Sub-adviser's policies and procedures as presented to the Board from time to time.

     4. ALLOCATION OF CHARGES AND EXPENSES. During the term of this Agreement, TIS will bear all expenses not expressly assumed by TAM or the Sub-adviser incurred in the operation of TIS. Without limiting the generality of the foregoing:

     (a) TIS shall pay its allocable share of (i) fees payable to TAM pursuant to the Advisory Agreement; (ii) the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of TIS's portfolio securities; (iii) expenses of organizing TIS; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of TIS's shares for sale under federal and state securities laws; (v) the compensation, fees and reimbursements paid to TIS's non-interested Directors; (vi) custodian


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          and transfer agent fees; (vii) legal and accounting expenses allocable to TIS, including costs for local representation in TIS's jurisdiction of organization and fees and expenses of special counsel, if any, for the independent Directors; (viii) all federal, state and local tax (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders' meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by TIS and TAM); (xii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiii) any costs, expenses or losses arising out of any liability of, or claim for damage or other relief asserted against, TIS for violation of any law; (xiv) expenses of preparing, typesetting and printing prospectuses and supplements thereto for existing shareholders and of reports and statements to shareholders;
          (xv) fees and expenses in connection with membership in investment company organizations; and (xvi) any extraordinary expenses incurred by TIS.

     (b) TAM shall pay all expenses incurred by it in the performance of its duties under this Agreement. TAM shall also pay all fees payable to the Sub-adviser pursuant to this Agreement.

     (c) The Sub-adviser shall pay all expenses incurred by it in the performance of its duties under this Agreement. The Sub-adviser shall authorize and permit any of its directors, officers and employees, who may be elected as Directors or officers of TIS, to serve in the capacities in which they are elected, and shall pay all compensation, fees and expenses of such Directors and officers.

     5. OBLIGATION TO PROVIDE INFORMATION. Each party's obligation to provide information shall be as follows:

     (a) TAM shall cause the Sub-adviser to be kept fully informed at all times with regard to the securities owned by TIS, its funds available, or to become available, for investment, and generally as to the condition of TIS's affairs. TAM shall furnish the Sub-adviser with such other documents and information with regard to TIS's affairs as the Sub-adviser may from time to time reasonably request.

     (b) The Sub-adviser, at its expense, shall supply the Board, the officers of TIS and TAM with all information and reports reasonably required by them and reasonably available to the Sub-adviser relating to the services provided by the Sub-adviser hereunder, including such information TIS's Chief Compliance Officer reasonably believes necessary for compliance with Rule 38a-1 under the 1940 Act.

     6. COMPENSATION OF THE SUB-ADVISER. As compensation for the services performed by the Sub-adviser, TAM shall pay the Sub-adviser out of the advisory fee it receives with respect to TIS, and only to the extent thereof, as promptly as possible after the last day of each


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month, a fee, computed daily at an annual rate set forth on Schedule A annexed hereto. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Sub-adviser for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of TIS or, if less, the portion thereof comprising the Allocated Assets, in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of TIS, or portion thereof comprising the Allocated Assets, shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in TIS's registration statement as amended or supplemented from time to time or as may be determined by the Board.

     7. COMPENSATION OF DIRECTORS, OFFICERS AND EMPLOYEES. No Director, officer or employee of TIS shall receive from TIS any salary or other compensation as such Director, officer or employee while he is at the same time a director, officer, or employee of the Sub-adviser or any affiliated company of the Sub-adviser, except as the Board may decide. This paragraph shall not apply to Directors, executive committee members, consultants and other persons who are not regular members of the Sub-adviser's or any affiliated company's staff.

     8. TERM. This Agreement shall remain in effect with respect to TIS until the expiration of the time period provided by Rule 15a-4 under the 1940 Act unless sooner approved by a vote of a majority of TIS's outstanding voting securities. If approved by a vote of a majority of TIS's outstanding voting securities, the Agreement shall continue in effect for two years from the date of its execution. The Agreement shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Directors who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Board or the affirmative vote of a majority of outstanding voting securities of TIS.

     9. TERMINATION. This Agreement may be terminated with respect to TIS at any time, without penalty, by the Board or by the shareholders of TIS acting by vote of at least a majority of its outstanding voting securities. This Agreement may also be terminated by TAM upon written notice to the Sub-adviser, without the payment of any penalty. The Sub-adviser may terminate the Agreements only upon giving 90 days' advance written notice to TAM. This Agreement shall terminate automatically in the event of its assignment by the Sub-adviser and shall not be assignable by TAM without the consent of the Sub-adviser.

     10. USE OF NAME. If this Agreement is terminated with respect to TIS and the Sub-adviser no longer serves as sub-adviser to TIS, the Sub-adviser reserves the right to withdraw from TIS the right to the use of its name with respect to TIS or any name misleadingly implying a continuing relationship between TIS and the Sub-adviser or any of its affiliates.

     11. LIABILITY OF THE SUB-ADVISER. The Sub-adviser may rely on information reasonably believed by it to be accurate and reliable. The Sub-adviser assumes no responsibility


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under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for TIS, provided that nothing in this Agreement shall protect the Sub-adviser against any liability to TAM or TIS to which the Sub-adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 11, the term the "Sub-adviser" shall include any affiliates of the Sub-adviser performing services for TIS contemplated hereby and the partners, shareholders, directors, officers and employees of the Sub-adviser and such affiliates.

     12. MEANINGS OF CERTAIN TERMS. For the purposes of this Agreement, TIS's "net assets" shall be determined as provided in TIS's registration statement as amended or supplemented from time to time and the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

     13. AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to TIS, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to TIS until approved, if so required by the 1940 Act, by vote of the holders of a majority outstanding voting securities of TIS.

     14. BOOKS AND RECORDS. The Sub-adviser agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-adviser hereby agrees that any records that it maintains for TIS are the property of TIS, and further agrees to surrender promptly to TIS any of such records upon TIS's request. The Sub-adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

     15. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

     16. GOVERNING LAW. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Florida and the applicable provisions of the 1940 Act.

     17. INTERPRETATION. Nothing contained herein shall be deemed to require TIS to take any action contrary to its Governing Documents, or any applicable statutory or regulatory


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requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of TIS.

     The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

                                        TRANSAMERICA ASSET MANAGEMENT, INC.


                                        By: /s/ Christopher A. Staples
                                            ------------------------------------
                                        Name: Christopher A. Staples
                                        Title: Senior Vice President and Chief
                                               Investment Officer


                                        AEGON USA INVESTMENT MANAGEMENT, LLC


                                        By: /s/ Stephanie M. Phelps
                                            ------------------------------------
                                        Name: Stephanie M. Phelps
                                        Title: Senior Vice President and Chief
                                               Financial Officer


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                                   SCHEDULE A

FUND                               INVESTMENT SUB-ADVISORY FEE*
----                               ----------------------------
Transamerica Income Shares, Inc.               0.50%

*    As a percentage of average daily net assets on an annual basis.